Exhibit 10.4

TRANSFER AGREEMENT
(For Transfers of “Unrestricted” Shares of Accenture SCA)

     This Transfer Agreement, dated as of April 1, 2005 (this “Agreement”) among Accenture SCA, a Luxembourg société en commandite par actions (“Accenture SCA”), and the “Transferors” and the “Transferees” who have completed Joinder Agreements to this Agreement as described below.

RECITALS

     A. The Articles of Accenture SCA impose certain restrictions on the transfer of Class I Common Shares of Accenture SCA (“Class I Common Shares”) held by Partners and former Partners of Accenture, including Class I Common Shares that are deemed generally “unrestricted.”

     B. Accenture SCA is willing to agree to and approve certain transfers of Class I Common Shares by the Transferors to the Transferees pursuant to and subject to the terms of this Transfer Agreement.

     C. The provisions of this Agreement are to be applied separately to each Transferor and each Transferee in respect of each respective Transfer described in Schedule I to a Joinder Agreement executed by such respective Transferor and Transferee.

     D. This Agreement is entered into in connection with the Accenture Family and Charitable Transfer Program (“FCT Program”).

AGREEMENTS

     1. Transfer and Consent

          (a) Proposed Transfer. The Transferor proposes to transfer to the Transferee a number of Class I Common Shares pursuant to the transfer described in Schedule I attached to the Joinder Agreement executed and submitted by the Transferor and the Transferee. Said transfer is referred to herein as the “Transfer” and said shares to be transferred are referred to herein as the “Transferred Shares.” The Transferred Shares are considered “unrestricted” shares; i.e., transfer of said shares has become unrestricted pursuant to paragraphs 2-8 of Article 8 of the Articles of Association of Accenture SCA (the “SCA Articles”), but transfer of said shares nevertheless remains restricted under paragraph 12 of Article 8 of the SCA Articles until July 24, 2005.

          (b) Eligible Transfer. In compliance with the eligibility requirements under the FCT Program, the proposed Transfer shall be made primarily for the Transferor’s estate and/or tax planning purposes or charitable giving purposes, and the Transferor shall demonstrate such purpose to the satisfaction to Accenture SCA (in the exercise of its discretion) by providing such documentation and information as requested by Accenture SCA.

     (c) Independent Determination. The Transferor and the Transferee acknowledge and agree that: (i) they have, in their discretion and in reliance upon such advice and counsel from third parties as they considered appropriate, determined to effect the Transfer of the Transferred Shares in the manner determined by them; (ii) Accenture SCA has not, and shall not be deemed to have, recommended or endorsed or provided advice in respect of the Transfer of the Transferred Shares; and (iii) neither Accenture SCA nor any of its directors, officers, partners, employees, agents or representatives shall have any liability whatsoever on account of or in respect of the Transfer of the Transferred Shares.

     (d) Consent by Accenture SCA. Subject to the terms and conditions of this Agreement, Accenture SCA, by its implementation of the proposed Transfer, consents to the Transfer of the Transferred Shares by the Transferor to the Transferee.

     (e) Stock Assignment. In order to facilitate the Transfer, the Transferor is required to sign in blank and deliver to Accenture SCA a Stock Assignment in respect of the Transferred Shares. Accenture SCA will complete the required information in the Stock Assignment and return a copy of the completed Stock Assignment to the Transferor.

2. Transfer Restrictions

     (a) Interim Restriction Date. No Transferred Shares or any direct or indirect interest therein may be transferred, directly or indirectly, by the Transferee prior to the date (the “Interim Restriction Date”) that is the earlier of (1) November 1, 2005 or (2) such date as of which Accenture SCA initiates new trading and transfer procedures to facilitate the transfer of Class I Common Shares.

     (b) Subsequent Transfers. Accenture SCA shall have no obligation whatsoever to consent to any subsequent transfer of the Transferred Shares proposed to be made by the Transferee prior to the Interim Restriction Date.

     (c) Compliance with Policies. If and so long as the Transferor is an active Partner of Accenture and if the Transferor is deemed to be a “beneficial owner” of the Transferred Shares under the U.S. Securities Exchange Act of 1934, as amended, and regulations thereunder (whether due to the Transferor’s economic or voting interest in the Transferee or voting or dispositive power over the Transferred Shares or otherwise), then, in accordance with Accenture policies applicable to active Partners, any transfer or redemption of the Transferred Shares may be restricted by Accenture SCA during Accenture “quiet periods” when Partners may be deemed to possess material non-public information (e.g., prior to release of quarterly earnings).

     (d) Required Consent of Supervisory Board. The Transferee acknowledges and agrees that, in addition to and separate from, restrictions under the SCA Articles relating to Class I Common Shares held by Partners and former Partners of Accenture, the SCA Articles provide that no transfer (including without limitation by way of sale, gift, pledge or other encumbrance) of Class I Common Shares may at any time be made by any person without the prior consent of the Accenture SCA Supervisory Board, and that this restriction under the SCA Articles will not terminate as of the Interim Restriction Date.

3. Representations and Warranties

     (a) Representations and Warranties by Transferor. The Transferor represents and warrants to Accenture SCA as follows:

          (i) If the Transferor is an active Partner of Accenture, the Transfer does not violate any applicable Accenture policy.

          (ii) The Transfer complies with the FCT Program eligibility requirement described in Section 1(b) above.

          (iii) The information contained in Schedule I to the Joinder Agreement and all additional information and material provided by the Transferor in respect of the Transfer is complete and correct.

          (iv) The Transfer does not violate any other agreement to which the Transferor is a party or by which the Transferor or the Transferred Shares are bound.

     (b) Representations and Warranties by Transferee. The Transferee represents and warrants to Accenture SCA as follows:

          (i) The information concerning the Transferred Shares and the Transferee in Schedule I to the Joinder Agreement is correct.

          (ii) The individual executing the Joinder Agreement on behalf of the Transferee is authorized to do so (and said individual, by signing the Joinder Agreement, represents that he/she is so authorized); and this Agreement (with the Joinder Agreement) constitutes the legal and binding obligation of the Transferee.

          (iii) The Transferee acknowledges that the Transferred Shares are not registered under any federal or state securities laws and cannot be retransferred or resold unless such shares are registered or such retransfer or resale is exempt from registration.

          (iv) The Transferee is acquiring the Transferred Shares for its own account, for investment, and not for distribution, assignment or resale to others, either directly or through the sale of interests in the Transferee.

4. Miscellaneous

     (a) Terminology. As used herein, “Accenture” shall mean, collectively, Accenture Ltd, Accenture SCA and their subsidiaries from time to time.

     (b) Redemption of Shares.

          (i) Pursuant to Article 7 of the SCA Articles, (1) Class I Common Shares are redeemable for cash at the option of the holder, provided that, at the option of Accenture SCA, any redemption price that becomes payable to a holder of Class I Common Shares who becomes such a shareholder after May 31, 2001 (i.e., including the Transferee) (referred to in said Article 7 as a “Subsequent Limited Shareholder”) may, at the option of Accenture SCA, be paid in cash or in Class A Common Shares of Accenture Ltd, and (2) Accenture SCA has the right, at its option, to redeem Class I Common Shares held by any Subsequent Limited Shareholder if Accenture SCA receives a satisfactory opinion from an internationally recognized counsel or professional tax advisor that such redemption should be tax-free with respect to such Subsequent Limited Shareholder. In consideration of Accenture SCA’s consent to the Transfer of the Transferred Shares to Transferee and the other agreements contained herein, the Transferee hereby waives any requirement for the delivery of such tax opinion required by Article 7 of the SCA Articles and agrees that Accenture SCA may redeem the Transferred Shares without the delivery of such tax opinion.

          (ii) Without limitation on or by the provisions of Section 4(b)(i) above, the Transferee agrees that the redemption price payable in connection with any redemption of such Transferee’s Transferred Shares pursuant to Article 7 of the SCA Articles may, at the option of Accenture SCA, be paid in cash or in Class A Common Shares of Accenture Ltd, as such redemption price is calculated in accordance with the provisions of said Article 7.

          (iii) In the event Transferred Shares are redeemed, in accordance with Article 7 of the SCA Articles, in exchange for Class A Common Shares of Accenture Ltd, Accenture SCA and the Transferee agree that Accenture Ltd shall succeed to the rights of Accenture SCA under this Agreement with respect to the Class A Common Shares received in exchange for such Transferred Shares, and the Transferee agrees that it shall be bound by the terms, conditions and restrictions of this Agreement with respect to the Class A Common Shares, as if such rights, terms, conditions and restrictions had been made specifically applicable to Accenture Ltd, the Transferee and the Class A Common Shares, and the Transferee agrees to execute such additional documents and take such further action at the request of Accenture Ltd as may be reasonably necessary to confirm or effectuate the provisions of this Section 4(b)(iii).

     (c) Non-Certificated Shares. In accordance with the SCA Articles, Accenture SCA shall have no obligation to issue certificated shares in respect of the Transfer of the Transferred Shares, and the Transferee shall have no right to receive certificated shares. In the discretion of Accenture SCA, the Transferred Shares may be issued in book-entry or other non-certificated form in accordance with the policies of Accenture SCA.

     (d) Holding of Shares in Custody and/or in Nominee Name. At all times prior to the Interim Restriction Date, the Transferred Shares shall, at the sole discretion of Accenture SCA, be registered in the name of a nominee for the Transferee and/or shall be held in the custody of a custodian, and the Transferee appoints the General Counsel of Accenture SCA and/or his designee, with full power of substitution and resubstitution, such Transferee’s true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Transferred Shares which are not so registered or so held, as the case may be, and to enter into any custody agreement with respect to the Transferred Shares.

     (e) Indemnity. The Transferor and the Transferee jointly and severally agree that they will indemnify and hold harmless Accenture and its directors, officers, partners, employees, agents and representatives against (i) any federal, state or local tax and/or tax-related liability imposed by any jurisdiction (whether in respect of any income tax, transfer tax, stamp tax, excise tax or other tax) arising out of or in connection with the Transfer of the Transferred Shares or any transactions involving the Transferred Shares and (ii) any judgments, fines, losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and defense costs) arising out of or in connection with (x) the Transfer of the Transferred Shares, any transactions involving the Transferred Shares or any matters pertaining to this Agreement in respect of such Transferor or Transferee, or (y) any action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, in respect of or arising out of such Transfer, transactions or matters described in preceding clause (x).

     (f) Expenses. Each Transferor and Transferee shall be responsible for all expenses of such Transferor or Transferee, respectively, incurred in connection with the compliance by such Transferor or Transferee with its obligations under this Agreement, including expenses incurred by Accenture SCA or its authorized representative in enforcing the provisions of this Agreement relating to such obligations.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Luxembourg.

     (h) Resolution of Disputes. Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce, except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

     (i) Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by Joinder Agreement), each of which shall be deemed an original, but all of which such counterparts shall together constitute one agreement.

ACCENTURE SCA

By:
Name:
Title:

5